UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 17, 2006

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

On November 17, 2006, School Specialty, Inc., a Wisconsin corporation (the “Company”), announced the pricing of $175 million principal amount of its Convertible Subordinated Debentures due 2026 (the “Debentures”) to be sold to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Offering”).  In addition, the Company has granted the initial purchaser an option to purchase up to an additional $25 million principal amount of the Debentures to cover over-allotments, if any.  Subject to customary conditions, the Offering is expected to close on November 22, 2006.

The Debentures will be unsecured, subordinated obligations of the Company, will pay interest at 3.75% per annum on each May 30th and November 30th, and will be convertible into a combination of cash and shares of Company common stock, par value $.001 per share (“Company Common Stock”), upon satisfaction of certain conditions. The Company will also pay contingent interest in certain six-month periods commencing November 30, 2011 if the average trading price of the debentures reaches certain levels.  The initial conversion rate will be 19.4574 shares per $1,000 principal amount of Debentures, which represents an initial conversion price of approximately $51.39 per share.  The Debentures will be redeemable at the Company’s option on or after November 30, 2011.  On November 30, 2011, 2016 and 2021 and upon the occurrence of certain circumstances, holders will have the right to require the Company to repurchase all or some of their Debentures.

The Company also announced its intention to repurchase, concurrent with the closing of the Offering, up to $40 million of Company Common Stock under its share repurchase program.

A copy of the press release announcing the pricing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of School Specialty, Inc. dated November 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: November 17, 2006	By: /s/ David J. Vander Zanden
David J. Vander Zanden President and Chief Executive Officer (Principal Executive Officer)

Dated: November 17, 2006	By: /s/ David G. Gomach
David G. Gomach Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of School Specialty, Inc. dated November 17, 2006

4